Free Writing Prospectus dated November 6, 2023

Relating to Prospectus dated May 10, 2023

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-271583

The Vita Coco Company, Inc. Announces Secondary Offering of Common Stock.

NEW YORK, NY, November 6, 2023 – The Vita Coco Company, Inc. (“Vita Coco Company” or the “Company”) (Nasdaq: COCO), a leading high-growth platform of better-for-you beverage brands, today announced the launch of an underwritten secondary offering (the “Offering”) by Verlinvest Beverages SA (the “Selling Stockholder”) of 4,000,000 shares of the Company’s common stock (“Common Stock”).

The Selling Stockholder will receive all of the proceeds from the Offering. The Company is not selling any shares of Common Stock in the Offering and will not receive any proceeds from the Offering.

BofA Securities is acting as the sole underwriter of the Offering.

The underwriter proposes to offer the shares of Common Stock from time to time for sale in one or more transactions on the Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The Offering is being made pursuant to an effective shelf registration statement (including a prospectus) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) to which this communication relates. Before you invest, you should read the prospectus in the shelf registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. The Offering will be made only by means of a free writing prospectus, a prospectus and a related prospectus supplement relating to the Offering, copies of which may be obtained from BofA Securities, Attention: Prospectus Department, NC1-022-02-25, 201 North Tryon, Charlotte, North Carolina 28255-0001, or by email at dg.prospectus_requests@bofa.com. A copy of the free writing prospectus, the prospectus and the related prospectus supplement relating to the Offering may also be obtained free of charge by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. All statements other than statements of historical facts contained in this press release may be forward-looking statements, including statements regarding the expected sale of Common Stock by the Selling Stockholder in the Offering. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed under the caption “Risk Factors” in the prospectus supplement related to the Offering that the Company intends to file, the important factors incorporated by reference to our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any other Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this press release, and all other information contained or incorporated by reference into the prospectus in the registration statement and the documents incorporated by reference in that registration statement, as well as the prospectus supplement related to the Offering that the Company intends to file and the documents incorporated by reference therein, that may cause our actual results, performance or achievements to differ materially and adversely from those expressed or implied by the forward-looking statements. The forward-looking statements contained in this press release are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this press release. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this press release whether as a result of any new information, future events or otherwise.

About The Vita Coco Company

The Vita Coco Company was co-founded in 2004 by Chairman Michael Kirban and Ira Liran. Pioneers in the functional beverage category, The Vita Coco Company’s brands include the leading coconut water, Vita Coco; clean energy drink Runa; sustainable enhanced water, Ever & Ever; and protein-infused water, PWR LIFT. With its ability to harness the power of people and plants, while balancing purpose and profit, The Vita Coco Company has created a modern beverage platform built for current and future generations.

The company is a Public Benefit Corporation in Delaware and is a Certified B Corporation.™

About Verlinvest

Verlinvest is an international, family-backed evergreen investment company. It identifies inflection points in consumer behaviors and partners with the businesses that are driving these consumer revolutions forward while having a positive impact. Established in 1995, with offices in Brussels, London, New York, Mumbai, and Singapore, Verlinvest focuses on the FMCG, health, consumer technology and lifestyle categories, investing across three strategies: Platform, Growth and Venture. Its portfolio includes the likes of Oatly, Vita Coco, Tony’s Chocolonely, Bludental and Toluna, alongside alumni Chewy.com, Vitaminwater and Remy Cointreau.

Investor Contact:

ICR, Inc.

investors@thevitacococompany.com

Media Contact:

Tim Biba

203-428-3222

tbiba@soleburystrat.com